JOINT FILER INFORMATION
8,739,118 shares of Series B preferred stock are held of record by Insight Venture Partners IX, L.P. (“IVP IX”), 4,342,255 shares of Series B preferred stock are held of record by Insight Venture Partners (Cayman) IX, L.P. (“IVP Cayman IX”), 925,908 shares of Series B preferred stock are held of record by Insight Venture Partners (Delaware) IX, L.P. (“IVP Delaware IX”), and 174,441 shares of Series B preferred stock are held of record by Insight Venture Partners IX (Co-Investors), L.P. (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, the “IVP IX Funds”).
The amount listed as owned by each IVP IX Fund may be deemed to be attributable to each of the other IVP IX Funds, Insight Venture Associates IX, L.P. (“IVA IX”), Insight Venture Associates IX, Ltd. (“IVA IX Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA IX Ltd, which in turn is the general partner of IVA IX, which in turn is the general partner of each of the IVP IX Funds.
4,107,504 shares of Series B preferred stock are held of record Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P. (“IVP Coinvestment”), 3,302,193 shares of Series B preferred stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P. (“IVP Coinvestment (Cayman)”), 3,036,378 shares of Series B preferred stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. (“IVP Coinvestment (Delaware)”), and 3,737,080 shares of Series B preferred stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (“IVP Coinvestment (B)” and, together with IVP Coinvestment, IVP Coinvestment (Cayman) and IVP Coinvestment (Delaware), the “IVP Coinvestment Funds”).
The amount listed as owned by each IVP Coinvestment Fund may be deemed to be attributable to each of the other IVP Coinvestment Funds, Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA Coinvestment”), Insight Venture Associates Growth-Buyout Coinvestment, Ltd. (“IVA Coinvestment Ltd”) and Holdings because Holdings is the sole shareholder of IVA Coinvestment Ltd, which in turn is the general partner of IVA Coinvestment, which in turn is the general partner of each of the IVP Coinvestment Funds.
Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by the IVP IX Funds and the IVP Coinvestment Funds. The foregoing is not an admission by IVA IX, IVA IX Ltd, IVA Coinvestment, IVA Coinvestment Ltd or Holdings that it is the beneficial owner of the shares held of record by the IVP IX Funds or the IVP Coinvestment Funds. Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by the IVP IX Funds and the IVP Coinvestment Funds, except to the extent of his pecuniary interest therein.
The address of each of the entities and persons identified in this Exhibit 99.2 is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.